Exhibit 1.8

Standard Pacific Homes Selects Pivotal Homebuilder

One of the largest homebuilders in the United States chooses Pivotal to streamline the home-buying experience

FOR IMMEDIATE RELEASE

Vancouver, BC — September 22, 2004 — Pivotal Corporation, a CDC Software company, and a leading CRM solution provider for mid-sized enterprises, today announced that Standard Pacific Corp., one of the largest homebuilders in the United States, has selected Pivotal Homebuilder FrontOffice to support and streamline sales processes throughout the regions in which it operates.

Based in Irvine California, Standard Pacific is one of the top homebuilders in the United States with operations in major metropolitan areas in California, Texas, Arizona, Colorado, Florida and the Carolinas. During its 38-year history, the company has built more than 65,000 homes covering a wide range of prices and sizes. Standard Pacific also provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures. With its geographic presence rapidly expanding, record home closures and 2003 homebuilding revenues increasing 25% to more than $2.3 billion, Standard Pacific required an enterprise-wide system to enhance sales efficiencies across the many regions in which it operates. The company selected Pivotal Homebuilder FrontOffice for its comprehensive functionality, flexibility, and ability to easily integrate to other corporate systems. Pivotal’s close collaboration with the homebuilding industry was also a key factor during the selection process.

Pivotal Homebuilder FrontOffice features industry-specific sales functionality and best-in-class customization capabilities, providing builders with an application that can match sales process requirements across markets. And, with integration to Microsoft Outlook, agents can create, edit and manage emails within Pivotal, and link emails with attachments (such as quotes and contracts) to any business object, including prospects, customers, and service requests.

According to Divesh Sisodraker, president and CEO, Pivotal, “Standard Pacific Homes is one of the largest homebuilders in the United States and a leader in its industry. We are thrilled that Standard Pacific has chosen Pivotal Homebuilder FrontOffice to improve sales efficiencies and enhance the home-buying experience. Pivotal has been working closely with major homebuilders across the United States to truly identify and develop the functionality that addresses their unique business needs.”

About Pivotal Corporation

Pivotal Corporation, a software unit of chinadotcom corporation [NASDAQ: CHINA], is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises — a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,700 companies around the world have licensed Pivotal including: Centex Homes, Farm Credit Services of America, Premera Blue Cross, Qiagen, Sharp Electronics Corporation, and WellCare Health Plans.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.

About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has over 1,600 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, continued commitment to the deployment of the solution, and the risks involved in developing software solutions and integrating them with third-party software and services. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Press Contact:

Craig Clark
Pivotal Corporation
Tel: 604/699-8536
Email: cclark@pivotal.com

© 2004 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.